EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors

International Multifoods Corporation:

We consent to incorporation by reference in Registration Statement No. 333-34173 on Form S-8 of International Multifoods Corporation of our report dated May 7, 2003, relating to the statements of financial condition of the Stock Purchase Plan of Robin Hood Multifoods Inc. as of February 28, 2003 and 2002, and the related statements of income and changes in plan equity for each of the years in the three-year period ended February 28, 2003, which report appears in the February 28, 2003 Annual Report on Form 11-K of International Multifoods Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
May 27, 2003